Exhibit 5.1

OPINION OF LATHAM & WATKINS LLP

[LATHAM & WATKINS LLP LETTERHEAD]

January 14, 2005

PETCO Animal Supplies, Inc.

9125 Rehco Road

San Diego, California 92121

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the filing by PETCO Animal Supplies, Inc. (the “Company”) of Post-Effective Amendment No. 1 (the “Amendment”) to that certain Registration Statement on Form S-8 filed by PETCO Animal Supplies, Inc. (the “Predecessor Registrant”) with the Securities and Exchange Commission on March 11, 2002 (as amended from time to time, the “Registration Statement”), pursuant to which the Company will adopt such Registration Statement with respect to 7,620,992 shares of common stock of the Company (the “Shares”) issuable under the Amended and Restated 1994 Stock Option and Restricted Stock Plan for Executives and Key Employees and the 2002 Incentive Award Plan (together, the “Plans”), you have requested our opinion set forth below. The Plans were assumed by the Company in connection with the merger (the “Merger”) in accordance with Section 251(g) of the Delaware General Corporation Law, of PETCO Merger Co., a Delaware corporation, with and into the Predecessor Registrant, with the Predecessor Registrant being the surviving corporation. In the Merger, each share of the issued and outstanding common stock of the Predecessor Registrant was converted into one share of common stock of the Company. Pursuant to the Merger, the Predecessor Registrant became a direct, wholly-owned subsidiary of the Company.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner contemplated by the Plans. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ LATHAM & WATKINS LLP